EXHIBIT 99.2

American Eagle Outfitters, Inc.
July 2007
Recorded Sales Commentary Transcript dated August 8, 2007

Good afternoon. You have reached the American Eagle Outfitters July 2007 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended August 4th increased 19% to $233.9 million, compared to the four weeks ended July 29, 2006.  Due to the 53rd week last year, July comps are compared to the four weeks ended August 5, 2006.  On this basis, comparable store sales declined 6%, following a 7% comp increase for the same period last year.

July's comp store sales performance reflected an anticipated decline in store traffic.  This was largely due to later back-to-school starts across the country, which to some degree affected every region in the U.S.  The most significant impact of this shift was experienced in the Southeast and Southwest.  In these regions, Florida and Texas also moved tax free events from July to August, shifting meaningful sales dollars into August.

Consistent with the decline in traffic, men's comparable store sales were in the negative mid-single digits, while women's experienced a negative high-single digit comp.  The best performing men's categories included shorts, woven shirts, underwear and dorm-wear.  And in women's shorts, women's tank tops, sweaters, dresses and aerie were the strongest.

The decline in traffic led to a mid-single digit decrease in the number of transactions per store.  Our average transaction value increased in the low-single digits, driven by a slight increase in both units per transaction and the average unit retail price.

Weekly comps were as follows:

  Week one of negative low-single digits, compared to positive mid-single digits last year;
  Week two of negative mid-single digits compared to positive high-single digits;
  Week three of negative high-single digits, compared to a slight increase; and
  Week four of negative high-single digits, compared to positive low-double digits last year.
July comps by geographic region were as follows:

  Canada increased in the high-single digits;
  The Northeast and Mid-West declined in the low-single digits;
  The West and the Mid-Atlantic regions declined in the mid-single digits;
  The Southeast was down in the low-double digits; and
  The Southwest declined in the high-teens.

Sales at ae.com increased 39% in July, driven by increased traffic and a higher average transaction value.   We are receiving strong customer feedback on our new site enhancements and re-design.

Customers are responding well to our back-to-school collection, which, we believe, is strong and on-trend.  We are also getting great early response to our new original series, "It's a Mall-World," now airing on MTV and on ae.com, which uniquely highlights AE's back-to-school and fall collections.

We are reiterating our second quarter earnings expectation of $0.35 to $0.36 per share, compared to $0.31 last year.

We will report second quarter earnings on Tuesday, August 21st. Management will hold a conference call at 9:00 a.m. Eastern Time that morning. To listen to the call, please dial 877-601-0864, or go to our web-site, ae.com.

Thank you for your continued interest in American Eagle Outfitters.